EXHIBIT 99.1
For further information contact:
Bob Madison, Senior Director Corporate Communications
973-532-8001 or bmadison@emisphere.com
Adam Friedman, Adam Friedman Associates
212-981-2529, extension 18 or adam@adam-friedman.com
EMISPHERE ANNOUNCES REORGANIZATION PLAN TO STRENGTHEN
FINANCIALS AND FOCUS ON TECHNOLOGY APPLICATION
Emisphere Will Recognize Over 60% Cost Savings, Bolstering Long Term Prospects
CEDAR KNOLLS, NJ – December 8, 2008 – Emisphere Technologies, Inc. (NASDAQ: EMIS), a biopharmaceutical company that focuses on an improved delivery of therapeutic molecules using its Eligen® Technology, announced plans to strengthen its financial foundation, bolster its long-term prospects, and maintain its focus on advancing and commercializing its Eligen® Technology. These plans will allow Emisphere to continue with its current programs while reducing its cash burn rate by over 60% from current levels. The Company estimates it will reduce cash expenditures by over $11 million annually, with a targeted cash burn rate of between $7 and $8 million per year.
“The product pipeline and the value of the Company and its technology have been overshadowed by the issues in the financial markets that many companies are facing today,” stated Michael V. Novinski, President and Chief Executive Officer of Emisphere. Currently, Emisphere has two products in Phase III for osteoporosis and osteoarthritis with its partner, Novartis AG. Plans are also in place to commercialize the technology by applying it to Vitamin B12, thereby addressing problems with oral supplementation of this critical vitamin. Also, a new early-stage partnership was announced this year with Novo Nordisk for the treatment of Type 2 diabetes and the oral administration of GLP-1 analogues. Finally, the Company also announced encouraging data on an oral formulation of PTH with its partner Novartis AG.
Effective January 1, 2009, Emisphere will adopt a business model that uses third-party contractors more so than in the past. The Company will maintain and utilize its scientific expertise in chemistry, process chemistry, applied biology, formulation and animal testing, as well as commercial and business development. Outside resources, under the supervision of Emisphere staff, will be used for tasks as they relate to the requests of existing and potential partners rather than maintaining these facilities internally. The Company, which has over 4,000 proprietary carriers in its Eligen® carrier library, will focus on existing and new partnerships and applying the technology to new molecules and nutrients.

Plans are to maintain one corporate location in Cedar Knolls, New Jersey. The Company’s current facility in Tarrytown, New York will be closed with key employees relocating to Cedar Knolls, New Jersey. The overall headcount will be reduced while maintaining scientific, financial and commercial development capabilities.
The amount of savings realized in 2009 depends on how quickly these actions can be fully implemented. Implementation will begin immediately and is expected to be completed during the second quarter 2009. The Company estimates its existing capital will be sufficient to support the implementation of its plans and continue operations through August 2009. Furthermore, if the Company can accelerate implementation, additional cost savings could be realized which could enable existing capital to support operations through October 2009. By reducing the Company’s future capital requirements, this plan reduces the Company’s reliance on capital markets for new funding. The Company expects to incur approximately $250,000 in severance and employee benefits costs in addition to the payment of approximately $150,000 of previously accrued employee benefits for a total of approximately $400,000; all of which will be paid during December 2008.
“We have made substantial progress over the last year, but we need to continue to address the organizational efficiencies and reduce expenses associated with unused capacity and costly overhead,” said Mr. Novinski. “We expect to gain significant efficiencies by accessing more advanced scientific processes and accelerate the progress of the organization by focusing on the application of the technology with not only existing partnerships, but through the enhanced interest we have seen from the industry for Eligen® as a solution in pharmaceutical development.”
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well as other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, savings and efficiencies attainable by Emisphere in the future, and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere to realize savings from efficiencies in staffing and facilities, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 13, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on November 6, 2008.